EXHIBIT 99.3

Pro Forma Financial Information

     Set forth below is unaudited pro forma combined financial information and explanatory notes for JPMorgan Chase and Bank One, which information presents how the combined financial statements of JPMorgan Chase and Bank One may have appeared had the businesses actually been combined as of the date indicated.

JPMORGAN CHASE/BANK ONE

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma combined financial information and explanatory notes present how the combined financial statements of JPMorgan Chase and Bank One may have appeared had the businesses actually been combined as of the dates indicated. The unaudited pro forma combined balance sheet at June 30, 2004, assumes the merger was completed on that date. The unaudited pro forma combined income statements for the six months ended June 30, 2004, and the year ended December 31, 2003, give effect to the merger as if the merger had been completed on January 1, 2003. The unaudited pro forma combined financial information shows the impact of the merger on JPMorgan Chase’s and Bank One’s combined financial position and results of operations under the purchase method of accounting with JPMorgan Chase treated as the acquiror. Under this method of accounting, JPMorgan Chase recorded the assets and liabilities of Bank One at their fair values as of July 1, 2004, the date on which the merger was completed.

     As a result of the merger, each outstanding share of common stock of Bank One was converted in a stock-for-stock exchange into the right to receive 1.32 shares of common stock of JPMorgan Chase; cash payments for fractional shares are expected to be approximately $3.1 million. JPMorgan Chase stockholders kept their shares, which remained outstanding and unchanged as shares of JPMorgan Chase following the merger. The merger is being accounted for using the purchase method of accounting. The purchase price to complete the merger was $58.5 billion.

     The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the December 31, 2003, historical consolidated financial statements and the related notes of both JPMorgan Chase and Bank One as well as the June 30, 2004, Earnings Release – 2004 Second Quarter Results and Earnings Release Financial Supplement – Second Quarter 2004.

     The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined Firm had the companies actually been combined for the periods presented and had the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, been considered. In addition, as explained in more detail in the accompanying notes to unaudited pro forma combined financial information, the final allocation of the purchase price may be modified over the next 12 months.

JPMorgan Chase/Bank One
Unaudited Pro Forma Combined Income Statement
For the Six Months Ended June 30, 2004
(In millions, except per share data)

	JPMorgan		Reporting		Pro Forma		Pro Forma
	Chase	Bank One	Reclassifications		Adjustments		Combined

Revenue
Investment banking fees	$1,585	$—	$99	(1)	$—		$1,684
Banking fees and commissions	—	938	(938)	(1,2,3)	—		—
Trading revenue	2,593	152	—		—		2,745
Fees and commissions	5,901	—	566	(1,2,5,6,7)	4	(T)	6,471
Private equity gains (losses)	727	—	10	(4)	—		737
Securities gains (losses)	165	65	(10)	(4)	—		220
Mortgage fees and related income	571	—	23	(3,8)	(2)	(E)	592
Credit card revenue	—	1,905	1,501	(5)	—		3,406
Service charges on deposits	—	861	(861)	(6)	—		—
Fiduciary and investment management fees	—	374	(374)	(7)	—		—
Other revenue	379	317	58	(8,12,13)	—		754

Total noninterest revenue	11,921	4,612	74		2		16,609

Interest income	10,931	6,470	—		58	(A)	17,302
					7	(T)
					(164)	(V)
Interest expense	5,276	2,125	—		(123)	(F)	7,039
					(239)	(H)

Net interest income	5,655	4,345	—		263		10,263

Revenue before provision for credit losses	17,576	8,957	74		265		26,872
Provision for credit losses	218	190	—		—		408

Total net revenue	17,358	8,767	74		265		26,464

Noninterest expense
Compensation expense	6,381	2,583	—		46	(R)	9,025
					17	(N)
					(2)	(P)
Occupancy expense	871	347	—		(13)	(Q)	1,191
					(12)	(T)
					(2)	(U)
Technology and communications expense	1,605	109	239	(9)	(4)	(Q)	1,949
Equipment	—	239	(239)	(9)	—		—
Outside service fees and processing	—	621	(621)	(10)	—		—
Marketing and development	—	609	(609)	(11)	—		—
Amortization of intangibles	—	67	158	(14)	636	(E)	782
					(79)	(J)
Other expense	2,883	832	1,146	(10,11,12,13,14)	(28)	(T)	4,827
					(6)	(U)
Merger costs	90	—	—		—		90
Litigation reserves	3,700	—	—		—		3,700

Total noninterest expense	15,530	5,407	74		553		21,564

Income (loss) before income tax expense	1,828	3,360	—		(288)		4,900
Income tax expense (benefit)	446	1,009	—		(16)	(K)	1,439

Income from continuing operations	$1,382	$2,351	$—		$(272)		$3,461

Income from continuing operations applicable to common stockholders	$1,356	$2,351	$—		$(272)		$3,435

Per common share information
Basic earnings per share from continuing operations	$0.67	$2.11					$0.98

Diluted earnings per share from continuing operations	$0.65	$2.08					$0.96

Average common shares outstanding	2,038	1,113			356	(L)	3,507

Average diluted common shares outstanding	2,096	1,131			362	(L)	3,589

The notes to the unaudited pro forma combined financial information are an integral part of these statements.

JPMorgan Chase/Bank One
Unaudited Pro Forma Combined Income Statement
For the Year Ended December 31, 2003
(In millions, except per share data)

	JPMorgan		Reporting		Pro Forma		Pro Forma
	Chase	Bank One	Reclassifications		Adjustments		Combined

Revenue
Investment banking fees	$2,890	$—	$371	(1)	$—		$3,261
Banking fees and commissions	—	1,795	(1,795)	(1,2,3)	—		0
Trading revenue	4,427	(26)	—		—		4,401
Fees and commissions	10,652	—	743	(1,2,5,6,7)	97	(O)	11,500
					8	(T)
Private equity gains (losses)	33	—	330	(4)	—		363
Securities gains (losses)	1,446	122	(330)	(4)	—		1,238
Mortgage fees and related income	892	—	86	(3,8)	(3)	(E)	975
Credit card revenue	—	3,764	2,971	(5)	—		6,735
Service charges on deposits	—	1,661	(1,661)	(6)	—		0
Fiduciary and investment management fees	—	656	(656)	(7)	—		0
Other revenue	579	91	74	(8,12,13)	—		744

Total noninterest revenue	20,919	8,063	133		102		29,217

Interest income	23,444	12,661	—		129	(A)	36,138
					41	(O)
					14	(T)
					(151)	(V)
Interest expense	11,107	4,512	—		(213)	(F)	15,018
					(394)	(H)
					6	(O)

Net interest income	12,337	8,149	—		634		21,120

Revenue before provision for credit losses	33,256	16,212	133		736		50,337
Provision for credit losses	1,540	2,045	—		—		3,585

Total net revenue	31,716	14,167	133		736		46,752

Noninterest expense
Compensation expense	11,695	4,765	—		20	(N)	16,599
					(4)	(P)
					42	(O)
					81	(R)
Occupancy expense	1,912	679	—		2	(O)	2,535
					(31)	(Q)
					(23)	(T)
					(4)	(U)
Technology and communications expense	2,844	213	473	(9)	3	(O)	3,525
					(8)	(Q)
Surety settlement and Litigation Reserve	100	—	—				100
Equipment	—	473	(473)	(9)	—		—
Outside service fees and processing	—	1,153	(1,153)	(10)	—		—
Marketing and development	—	957	(957)	(11)	—		—
Amortization of intangibles	—	137	294	(14)	1,253	(E)	1,526
					(158)	(J)
Other expense	5,137	1,400	1,949	(10,11,12,13,14)	40	(O)	8,461
					(53)	(T)
					(12)	(U)

Total noninterest expense	21,688	9,777	133		1,148		32,746

Income (loss) before income tax expense	10,028	4,390	—		(412)		14,006
Income tax expense (benefit)	3,309	1,265	—		(11)	(K,O)	4,563

Income from continuing operations	$6,719	$3,125	$—		$(401)		$9,443

Income from continuing operations applicable to common stockholders	$6,668	$3,125	$—		$(401)		$9,392

Per common share information
Basic earnings per share from continuing operations	$3.32	$2.78					$2.69

Diluted earnings per share from continuing operations	$3.24	$2.75					$2.64

Average common shares outstanding	2,009	1,126			360	(L)	3,495

Average diluted common shares outstanding	2,055	1,135			363	(L)	3,553

The notes to the unaudited pro forma combined financial information are an integral part of these statements.

JPMorgan Chase/Bank One
Pro Forma Combined Unaudited Balance Sheet
June 30, 2004
(In millions)

	JP Morgan		Reporting		Pro Forma		Pro Forma
	Chase	Bank One	Reclassifications		Adjustments		Combined
Assets
Cash and due from banks	$23,525	$14,669	$—		$(1,263)	(M)	$36,931
Deposits with banks	39,135	7,310	—		—		46,445
Federal funds sold and securities purchased under resale agreements	100,851	12,163	(778)	(1)	—		112,236
Securities borrowed	44,947	—	778	(1)	—		45,725
Trading assets:							—
Debt and equity instruments	187,640	3,132	—		—		190,772
Derivative receivables	49,980	5,105	—		—		55,085
Securities	64,915	73,097	(2,585)	(2)	—		135,427
Interests in purchased receivables	—	30,184	—		—		30,184
Loans, net of allowance	221,971	131,911	—		(2,426)	(A)	351,456
Private equity investments	6,663	—	2,585	(2)	(100)	(S)	9,148
Accrued interest and accounts receivable	15,050	—	(15,050)	(9)	—
Premises and equipment	6,268	3,174	—		(450)	(Q)	8,992
Goodwill	8,731	2,057	—		34,284	(C)	42,945
					(2,057)	(C)
					(70)	(B)
Other intangibles	7,399	697	—		3,660	(E)	16,198
					3,759	(E)
					(697)	(D)
					1,380	(E)
Other assets	40,688	15,804	15,050	(9)	(793)	(N)	70,427
					(322)	(T)

Total assets	$817,763	$299,303	$—		$34,905		$1,151,971

Liabilities
Deposits — U.S.
Noninterest-bearing	$87,972	$—	$42,767	(3,4)	$(1,263)	(M)	$129,476
Interest-bearing	141,118		107,010	(4)	373	(F)	248,501
Demand	—	21,495	(21,495)	(3)	—		—
Savings	—	107,056	(107,056)	(4)	—		—
Time	—	21,226	(21,226)	(4)	—		—
Foreign offices	117,449	14,698	—		—		132,147
Fed funds purchased and securities sold under repurchase agreements	152,619	7,256	—		—		159,875
Commercial paper	15,300	—	70	(5)	—		15,370
Other borrowed funds	9,435	38,317	(70)	(5)	—		11,920
			(35,474)	(6)
			(288)	(7)
Trading liabilities:
Debt and equity instruments	82,338	—	288	(7)	—		82,626
Derivative payables	42,838	3,782	—		—		46,620
Accounts payable, accrued expenses and other liabilities	56,576	12,358	—		(1,106)	(G)	68,950
					82	(P)
					1,110	(U)
					(70)	(B)
Beneficial interests issued by consolidated variable interest entities	6,562	—	38,311	(6)	—		44,873
Long-term debt	52,981	42,483	(6,248)	(6,8)	1,477	(H)	90,693
Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities	6,634	—	3,411	(8)	—		10,045
Insurance policy and claims reserves	—	6,476	—		(48)	(W)	6,428

Total liabilities	771,822	275,147	—		555		1,047,524

Stockholders’ Equity
Preferred stock	1,009	—	—				1,009
Common stock	2,095	12	—		(12)	(I)	3,560
					1,465	(I)
Capital surplus	14,426	10,533	—		(10,533)	(I)	71,467
					57,041	(I)
Retained earnings	29,596	16,850	—		(16,850)	(I)	29,596
Accumulated other comprehensive income (loss)	(910)	(192)	—		192	(I)	(910)
Deferred compensation	—	(277)	—		277	(I)	—
Treasury stock	(275)	(2,770)	—		2,770	(I)	(275)

Total stockholders’ equity	45,941	24,156	—		34,350		104,447

Total liabilities and stockholders’ equity	$817,763	$299,303	$—		$34,905		$1,151,971

The notes to the unaudited pro forma combined financial information are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Pro Forma Presentation

     The unaudited pro forma combined financial information relating to the merger is presented as of June 30, 2004, and for the six months ended June 30, 2004, and the year ended December 31, 2003. The Reporting Reclassifications column represents the change in presentation of the historical consolidated financial statements of JPMorgan Chase and Bank One to conform with the preliminary presentation for the combined entity. For purposes of identifying the reclassifications between line items on the financial statements, numerical references are provided to reflect where balances have been reclassified. Final determination of financial statement presentations will be completed during the third quarter of 2004. During the fourth quarter of 2003, Bank One sold its corporate trust services business to JPMorgan Chase and reported it as discontinued operations. For purposes of the accompanying pro forma financial information, Bank One’s income from discontinued operations has been reclassified to income from continuing operations to reflect the retention of this business in the combined entity. In addition, the gain recognized by Bank One on the sale of the corporate trust business has not been included in these pro forma results.

     Material intercompany transactions have been eliminated from the accompanying unaudited pro forma combined financial information. However the information does not reflect the elimination of hedge accounting results and positions for intercompany derivatives. Management believes this presentation is more reflective of the pro forma results of the combined entity, as such derivatives qualified for hedge accounting in the periods presented.

     The pro forma adjustments include purchase price adjustments and the conversion of Bank One common stock into JPMorgan Chase common stock using an exchange ratio of 1.32 applied to 1,110.1 million shares of Bank One common stock outstanding at July 1, 2004, multiplied by the average share price of $39.02 per share of JPMorgan Chase common stock. The share price was computed using the average closing price of JPMorgan Chase common stock for the period commencing two trading days prior to and ending two trading days after the merger was announced on January 14, 2004. Also included in the purchase price is the fair value of $1.310 billion representing vested employee stock awards of Bank One that were converted into corresponding awards for JPMorgan Chase common stock. The total purchase price to complete the merger was $58.5 billion.

     The merger is being accounted for using the purchase method of accounting, which requires that the assets and liabilities of Bank One be fair-valued as of July 1, 2004.

     The unaudited pro forma combined financial information includes preliminary adjustments to record the assets and liabilities of Bank One at their respective fair values. The pro forma adjustments may be revised as additional information becomes available and additional analysis is performed. The final allocation of the purchase price may be modified over the next 12 months.

     The unaudited pro forma combined financial information presented in this document does not necessarily indicate the combined results of operations or the combined financial position that would have resulted had the merger actually been completed as of and for the periods presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined Firm.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION – (Continued)

     The merger is expected to result in annual cost savings of approximately $3.0 billion (pre-tax) to be achieved over a three-year period following the consummation of the merger. These expected savings have not been included in the pro forma combined amounts.

     As part of the merger, certain accounting polices and practices will be conformed, which will result in estimated charges of $1.3 billion to $1.5 billion (pre-tax) to earnings during the second half of 2004. The largest impact comes from refining the approach to credit loss reserves, primarily related to the decertification of the seller’s retained interest in credit card securitizations. Other policy and business decisions may lead to charges currently estimated at $200 million to $400 million (pre-tax). The pro forma financial statements exclude all of these charges.

     The pro forma financial statements include approximately $900 million of the estimated $4.0 billion (pre-tax) of merger-related costs that are expected to be incurred to combine the operations of JPMorgan Chase and Bank One. The costs specifically relate to Bank One and will be accounted for as purchase accounting adjustments that increase goodwill. The pro forma financial statements exclude the remaining $3.1 billion of merger-related costs that are expected to be incurred to combine the operations of JPMorgan Chase and Bank One. A majority of the merger-related charges are expected to be incurred in the second half of 2004. The estimated merger-related charges will result from actions taken with respect to both JPMorgan Chase’s and Bank One’s operations, facilities and employees. The charges will be recorded based on the nature and timing of these integration actions. See Note 4 for a further discussion of these charges.

Note 2 — Reporting Reclassifications

     Income Statements

     1 — Adjustment to reclassify Bank One’s investment banking fees from Banking fees and commissions into Investment banking fees to conform with JPMorgan Chase’s classification.

     2 — Adjustment to reclassify Bank One’s Banking fees and commissions (other than mortgage fees and related income and investment banking fees) into Fees and commissions to conform with JPMorgan Chase’s classification.

     3 — Adjustment to reclassify Bank One’s mortgage fees and related income from Banking fees and commissions to Mortgage fees and related income to conform with JPMorgan Chase’s classification.

     4 — Adjustment to reclassify Bank One’s Private equity gains from Securities gains into Private equity gains to conform with JPMorgan Chase’s classification.

     5 — Adjustment to reclassify JPMorgan Chase’s credit card revenue from Fees and commissions into Credit card revenue to conform with the combined JPMorgan Chase’s classification.

     6 — Adjustment to reclassify Bank One’s Service charges on deposits into Fees and commissions to conform with JPMorgan Chase’s classification.

     7 — Adjustment to reclassify Bank One’s Fiduciary and investment management fees into Fees and commissions to conform with JPMorgan Chase’s classification.

     8 — Adjustment to reclassify Bank One’s mortgage related income within Other revenue to Mortgage fees and related income to conform with JPMorgan Chase’s classification.

     9 — Adjustment to reclassify Bank One’s Equipment expense to Technology and communications expense to conform with JPMorgan Chase’s classification.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION – (Continued)

     10 — Adjustment to reclassify Bank One’s Outside service fees and processing into Other expense to conform with JPMorgan Chase’s classification.

     11 — Adjustment to reclassify Bank One’s Marketing and development expense into Other expense to conform with JPMorgan Chase’s classification.

     12 — Adjustment to reclassify Bank One’s minority interest from Other revenue to Other expense to conform with JPMorgan Chase’s classification.

     13 — Adjustment to reclassify Bank One’s gains and losses on sale of OREO to Other expense to conform with JPMorgan Chase’s classification.

     14 — Adjustment to reclassify JPMorgan Chase’s amortization of intangible assets from Other expense to Amortization of intangibles to conform with the combined JPMorgan Chase’s classification.

     Balance Sheet

     1 — Adjustment to reclassify Bank One’s Securities borrowed from Federal funds sold and securities purchased under resale agreements into Securities borrowed to conform with JPMorgan Chase’s classification.

     2 — Adjustment to reclassify Bank One’s Principal investments from Securities into Private equity investments to conform with JPMorgan Chase’s classification.

     3 — Adjustment to reclassify Bank One’s Demand deposits to Deposits — U.S. noninterest-bearing to conform with JPMorgan Chase’s classification.

     4 — Adjustment to reclassify Bank One’s Savings and Time deposits to Deposits — U.S. interest-bearing and noninterest-bearing to conform with JPMorgan Chase’s classification.

     5 — Adjustment to reclassify Bank One’s Commercial paper from Other borrowed funds to Commercial paper to conform with JPMorgan Chase’s classification.

     6 — Adjustment to reclassify Bank One’s liabilities related to consolidated variable interest entities to Beneficial interests issued by consolidated variable interest entities to conform with JPMorgan Chase’s classification.

     7 — Adjustment to reclassify Bank One’s Trading liabilities — debt and equity instruments from Other borrowed funds to conform with JPMorgan Chase’s classification.

     8 — Adjustment to reclassify Bank One’s junior subordinated debt from Long-term debt to Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities to conform with JPMorgan Chase’s classification.

     9 — Adjustment to reclassify JPMorgan Chase’s Accrued interest and accounts receivable into Other assets to conform with the combined JPMorgan Chase’s classification.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION – (Continued)

     Note 3 — Pro Forma Adjustments

     The unaudited pro forma combined financial information reflects in the purchase price 1,465.3 million shares of JPMorgan Chase common stock with an aggregate value of $57.176 billion and the conversion of Bank One vested employee stock awards with a fair value of $1.310 billion at July 1, 2004. The fair value of JPMorgan Chase options that will be issued in exchange for the Bank One options was estimated using a Black-Scholes option pricing model.

     Option pricing models require the use of highly subjective assumptions including expected stock price and volatility that, when changed, can materially affect fair value estimates. The more significant assumptions used in estimating the fair value of the JPMorgan Chase stock options to be issued in the exchange for the Bank One stock options include a risk-free interest rate of 2.663%, a dividend yield of 3.426%, a weighted average expected life of 3.0 years and volatility of 41.38%.

(in millions except per share amount)	July 1, 2004

Purchase price
Bank One common stock outstanding	1,113.2
Less: Unvested employee restricted stock awards	(3.1)

	1,110.1
Exchange ratio	1.32

JPMorgan Chase common stock issued	1,465.3
Average purchase price per JPMorgan Chase common share	$39.02

		$57,176
Fair value of vested employee stock awards		1,310
JPMorgan Chase direct acquisition costs		20

Total purchase price		58,506
Net assets acquired
Bank One stockholders’ equity	$24,156
Bank One goodwill and other intangible assets	(2,754)

Subtotal	21,402
Estimated adjustments to reflect assets acquired at fair value:
Loans and leases	(2,426)
Private equity investments	(100)
Identifiable intangibles	8,799
Pension plan assets	(793)
Premises and equipment	(450)
Other assets	(322)
Estimated amounts allocated to liabilities assumed at fair value:
Deposits	(373)
Deferred income taxes	1,106
Postretirement plan liabilities	(82)
Other liabilities	(1,062)
Long-term debt	(1,477)

		24,222

Goodwill resulting from merger		$34,284

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION – (Continued)

The pro forma adjustments included in the unaudited pro forma combined financial information are as follows:

     (A) Adjustment to fair value the Bank One loan and lease portfolio. The adjustment will be recognized over the estimated remaining life of the loan and lease portfolio. The impact of this adjustment will increase pre-tax interest income by $58 million ($(88) million for loans and $146 million for leveraged leases) for the six months ended June 30, 2004, and $129 million ($(97) million for loans and $226 million for leveraged leases) for the year ended December 31, 2003.

     (B) Adjustment to eliminate JPMorgan Chase payable for additional purchase price related to the acquisition of Bank One’s corporate trust business during the 4th quarter of 2003.

     (C) Adjustment to write off historical Bank One goodwill and to record the goodwill resulting from the merger.

     (D) Adjustment to write off historical Bank One intangible assets (other than goodwill).

     (E) Adjustment to record identifiable intangible assets resulting from the merger based on estimated fair values. The nature, amount and amortization method of various possible identifiable intangibles are being analyzed by management. The adjustments reflected herein are based on current assumptions and valuations, which are subject to change. For purposes of the pro forma adjustments shown here, management has estimated $8.799 billion of identifiable intangibles that consists of core deposit intangibles of $3.660 billion, credit card relationship intangibles of $3.759 billion and other customer relationship intangibles of $1.380 billion. Management has estimated that substantially all of the core deposit intangibles will be amortized on an accelerated basis not to exceed 10 years and the credit card relationship intangibles will be amortized on an accelerated basis not to exceed 10 years. Other customer relationship intangibles include primarily a cash management intangible of $350 million to be amortized on an accelerated basis and an asset management intangible of $430 million to be amortized on a straight-line basis, both over periods of up to 20 years. Also included is an indefinite-lived asset management intangible of $510 million. The impact of these adjustments will reduce pro forma pre-tax income from continuing operations by $638 million for the six months ended June 30, 2004, and $1.256 billion for the year ended December 31, 2003.

     (F) Adjustment to fair-value Bank One deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized over the weighted average estimated remaining term of the related deposit liabilities of 4.67 years. This adjustment decreases pro forma pre-tax interest expense by $123 million for the six months ended June 30, 2004, and $213 million for the year ended December 31, 2003.

     (G) Adjustment to accrued expenses represents a write-down of deferred tax liabilities as a result of the effect of the accounting for leveraged leases in accordance with Financial Accounting Standards Board Interpretation No. 21, “Accounting for Leases in a Business Combination,” net of additional deferred tax liabilities resulting from pro forma adjustments.

     (H) Adjustment to fair-value Bank One’s long-term debt. The adjustment will be recognized over the weighted average remaining life of the long-term debt instruments of 7.20 years. The impact of the adjustment decreases pro forma pre-tax interest expense by $239 million for the six months ended June 30, 2004, and by $394 million for the year ended December 31, 2003.

     (I) Adjustment to eliminate Bank One’s historical stockholders’ equity. The adjustment also reflects the issuance of JPMorgan Chase common stock and the exchange of JPMorgan Chase vested stock awards for corresponding Bank One awards.

     (J) Adjustment to reverse amortization of intangible assets recorded in Bank One’s historical financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION – (Continued)

     (K) Adjustment to record the tax effect of the pro forma adjustments using a combined federal and state tax rate of 38%. The difference from statutory rates reflects the accounting for leveraged leases in accordance with Financial Accounting Standards Board Interpretation No. 21, “Accounting for Leases in a Business Combination.” The tax impact from leveraged leases was $148 million for the six months ended June 30, 2004, and $231 million for the year ended December 31, 2003.

     (L) Weighted average shares were calculated using the historical weighted average shares outstanding of JPMorgan Chase and Bank One for the six months ended June 30, 2004, and the year ended December 31, 2003, adjusted using the exchange ratio. Earnings per share data have been computed based on the combined historical income of JPMorgan Chase, income from continuing operations for Bank One, and the impact of purchase accounting adjustments.

     (M) Adjustment to eliminate intercompany deposits.

     (N) Adjustment to fair value Bank One’s net pension plan assets in excess of plan liabilities resulting in write-down of Bank One’s prepaid pension costs.

     (O) Adjustment to reclassify income from discontinued operations to income from continuing operations for the year ended December 31, 2003.

     (P) Adjustment to fair value Bank One’s net other postretirement plan liabilities in excess of plan assets.

     (Q) Adjustment to fair value Bank One real estate and to decrease pre-tax occupancy expense for the related effects.

     (R) Adjustment to record additional pro forma compensation expense resulting from the revaluation of unvested Bank One employee stock awards (includes options, restricted stock and restricted stock units) that will not vest solely upon a change in control. The original valuation of these awards was determined by Bank One at their original grant dates. Upon consummation of the merger these awards were revalued using current market assumptions. Annual compensation expense related to these awards will be greater than historic compensation expense due to the increase in the value of the awards upon remeasurement. Total compensation expense recognized by Bank One related to these awards for the six months ended June 30, 2004 was $127 million and for the year ended December 31, 2003 was $176 million. Pro forma compensation expense for the combined entity related to these awards for the six months ended June 30, 2004 was $173 million and for the year ended December 31, 2003 was $257 million. In determining pro forma compensation expense an average value of $13.25 for each individual stock option and $38.77 for each restricted stock award was used (both updated for the conversion ratio). For unvested stock options, the average remaining vesting period is 2 years, the weighted average expected life is 3 years and the average remaining contractual life is 7.3 years. For restricted stock awards, the average remaining vesting period is 2 years. Pursuant to SFAS No.123 and SFAS No.148, the fair value of unvested awards allocable to future service requirements is not considered a component of the purchase price and is solely recognized in compensation expense in future periods.

     (S) Adjustment to Bank One’s private equity investments to conform to JPMorgan Chase’s valuation methodology.

     (T) Adjustment to fair value Bank One’s other assets, which primarily include prepaid assets, deferred costs and other miscellaneous items resulting from the merger.

     (U) Adjustment of Bank One’s other liabilities assumed at the date of the merger, which primarily include recognizing $900 million of exit and termination liabilities of Bank One operations. See Note 4 for merger-related charges.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION – (Continued)

     (V) Adjustment to record unrealized gains (losses) on available-for-sale securities as discount/premium on securities. This adjustment had no impact on the overall fair value of the securities and will be recognized over the estimated remaining life of the underlying securities.

     (W) Adjustment to fair value Bank One’s insurance policy and claims reserves.

Note 4 — Merger-Related Charges

     Management has updated its estimates for merger savings and costs related to the merger with Bank One. Management raised its estimate of merger saves from $2.2 billion to $3.0 billion to be phased in over the next three years. Approximately two-thirds of the savings will be realized by 2005. Merger costs are now estimated to be $4.0 billion. Approximately $900 million of the $4.0 billion will be accounted for as purchase accounting adjustments and will be recorded as an increase to goodwill. The remaining $3.1 billion of merger costs are expected to be charged against income over the next three years.

     Merger integration decisions will impact certain existing Bank One facilities (both leased and owned), information systems, supplier contracts and costs associated with the involuntary termination of personnel. Additionally, as part of formulation of the merger integration plan, existing JPMorgan Chase and Bank One information systems, premises, equipment, benefit plans, supply chain methodologies and supplier contracts may be affected, and there may be involuntary termination of personnel. To the extent there are costs associated with these actions, the costs will be recorded based on the nature and timing of these integration actions. Management expects that these merger integration decisions will be completed shortly after the merger. Restructuring charges will be recorded based on the nature and timing of these integration actions.

     Also included in the costs described above are additional integration costs consisting of costs relating to employee retention agreements, conversion costs and incremental communication costs to customers and business partners, among others. It is expected that these costs will be incurred over a two-year period after completion of the merger. These costs will be expensed as incurred.